Exhibit 99.1

                                                                FINAL TRANSCRIPT

CONFERENCE CALL TRANSCRIPT

XTEX - Q4 2004 CROSSTEX ENERGY, L.P. EARNINGS CONFERENCE CALL

Event Date/Time: Mar. 08. 2005 / 11:00AM ET
Event Duration: N/A

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MAR. 08.2005/11:00AM, XTEX - Q4 2004 CROSSTEX ENERGY, L.P. EARNINGS CONFERENCE
CALL

PRESENTATION

OPERATOR

Good day, ladies and gentlemen and welcome to the Fourth Quarter 2004 Crosstex Energy LP Earnings Conference Call. I will be your coordinator for today. [Operator Instructions] I would now like to turn the presentation over to your host for today's conference, Mr. Barry Davis, Crosstex's President and Chief Executive Officer. Please proceed, sir.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Thank you. Good morning, everyone. Thank you for joining us today in this conference call to discuss our fourth quarter 2004 results. With me today on the call is Bill Davis our Chief Financial Officer. After my introductory and summary comments, Bill will discuss our financial results for the quarter and year end in detail. When -- when he is finished I will give you an update on the important recent developments and finally Bill and I will answer any and all questions you may have.

Our fourth quarter earnings release was distributed this morning. For those of you who did not receive a copy of the release, you can call us or download it from our website at crosstexenergy.com. Also, for those that wish to listen to a recording of our pre -- prepared comments today, we will have a replay available by phone or via web cast on our website for the next 30 days.

For legal purposes I must remind you that some of the statements made in this call are forward-looking statements and as such, are subject to many factors that could cause actual results to differ materially from our expectations reflected in this forward-looking statements. These factors are described in our SEC documents and we undertake no obligation to publicly update or revise the statements.

Moving now to summarize our fourth quarter and year end 2004, the strong fourth quarter completed another exceptional year for Crosstex, our unit holders, share holders and our employees. At the beginning of 2004, we developed our strategic plan as we do every year. In the plan, we had three primary areas of focus. They were, first, grow with an acceptable return on investment. Second, manage our growth. Third, nurture our culture. So I'd like to look back to see how we did in these three areas. We began the year with 2500 miles of pipeline, 52 treating plans in operation and projected annual distributable cash flow in the $31 million to $34 million range. We finished the year with 4500 miles of pipeline, up 80 percent. 74 treating plants in operation, up 42 percent. And $42 million in distributable cash flow up 43 percent, all compared to 2003.

The most significant aspect of our tremendous asset growth occurred in April with the acquisition of the Louisiana Intrastate Gas System. Another major factor contributing to Crosstex gross -- growth was the performance of our Treating Division. The organic or grassroots growth we accomplished in 2004 combined with the acquisition of Graco Operations, which we announced in late December and closed on January 4th of this year, gives the partnership a combined total of operating plants and plants in inventory of more than 115 units. Giving us the distinction of being the leading treating company in the industry in terms of plants owned and operated. While those statistics reflect significant growth, the strategic objective profitable growth at Crosstex is not just about growth. More importantly it's about achieving a superior rate of return. Today the performance of the LIG assets, our largest growth step have significantly exceed our projections. Our overall return on invested capital, which guides everything we do, continued to be extraordinary at over 17 percent for 2004, considering our 2004 earnings and our cumulative investigated capital since inception.

The second key area of our strategic plan was manage our growth. This is the area that ties directly to our value statement that says we're about building a great company that will last. I'm happy to say, while we were growing profitably in 2004, we also make great strides in strengthening our foundation. We made substantial investments of dollars and time in the four key ar -- in four key areas of our infrastructure. At the beginning of 2005, we initiated the usage of our new enterprise wide Peoplesoft software, as well as our Ties trans -- transaction management software. This will enhance the management of our gas purchasing, sales and transportation transactions and our accounting and reporting and financial reporting efficiency. Throughout 2004, we improved our internal systems and control as to comply with the new SEC Sarbanes-Oxley 404. In the fourth quarter, we also implemented our new land and right of way management software that will allow us to efficiently manage our almost 20,000 permits on which our assets are built.

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And lastly, at the be -- beginning of 2005, we have implemented our employee performance planning and review process that will ensure that the objectives of all Crosstex's employees will remain clear and in line with our company objectives. And lastly, to build that great company that will last, you need great people and a great culture. In our case, one of entrepreneurial spirit, ownership, accountability, empowerment and people who are passionately committed to one another as well as the company. That is what we mean in the third major area, of our strategic plan to nurture our culture. In 2005, with the acquisition of LIG, we not only have great physical assets, we also gained tremendously talent peo -- talented people who quickly came to embody, and I believe even strengthen the Crosstex culture. In addition, our team has done a tremendous job of bringing in individuals associated with the growth of our Treating Division and other areas without any drift or dilution in our strong culture. As a result, our culture continues to give Crosstex a significant competitive advantage. And finally, all of that has allowed us to continue our record of increasing what is given back to our investors as we have announced our seventh consecutive quarterly distribution increase. At $0.45 it represents a 20 percent increase from a year ago.

With that, I'd like to turn the call over to Bill Davis to discuss our fourth quarter financial results in detail. Bill? Thanks, Barry . And welcome to everyone on the call. Not to sound too repetitive but our financial story continues to be our success in growing distributions from the partnership and growing the dividends from the corporation. While it is repetitive, we think it's something our unit holders and stockholders don't mind hearing. As Barry mentioned we increased distribution for the partnership by $0.02 per unit in the quarter to $0.45 per unit per quarter. That's an increase of 80 percent since the IPO at the end of 2002. We also announced a $0.04 increase in the dividend from the corporation to $0.39 a quarter a total increase of 30 percent since it's IPO and only it's fourth quarter of being public. These in -- increases make the annual distribution paid by the partnership $1.80 per year and dividend paid by the corporation $1.56 per year. It goes without saying we're pleased to provide this growth in distributions and dividends and we hope to be able to continue that record.

You'll recall that GAAP financial results for the corporation and partnership are very closely related for most of the P&L line items. However the corporation also has some different GAAP accounting issues that can take a little extra time to complete and, therefore, we have not reported its rules today. However, the GAAP financial statements which consolidate all the partnerships' results plus have GAAP tax numbers and minority interest numbers tend to mask the fact that the corporation basically just receives cash from the partnership. Six and a half million was its share of the fourth quarter distribution, up from six million in the third quarter. And pays out cash to its stockholders in the form of a dividend, which was $4.8 million in the fourth quarter, up from $4.3 million in the third quarter. The difference between the amount received and paid out is due to the corporation's G&A outside of the partnership, which was about 230,000 in the fourth quarter and a reserve for income taxes. Although the corporation will only play -- pay nominal income taxes in 2004 and 2005, due to its NOL position, we're setting the dividend rate as though it were fully taxable so that it's dividend is sustainable when it does become fully taxable.

Now turning to today's release. The partnership's operating results covered it's increase distribution by 1.17 times and for the year ended December 31, 2004, we covered our distribution of $1.70 by 1.14 times. Distributable cash flow in the fourth quarter was $11.9 million, and for the 12 months it was $42.2 million. Compared to $8.7 million and $29.5 million respectively for the prior year. That represents an increase in distributable cash flow of 37 percent over the prior year's fourth quarter and 43 percent over the prior year in total. We feel the distributable cash flow coverages are strong, indicating the distribution and dividend is secure.

Gross margins increased significantly in both the three and 12 month periods. An increase of 80 percent in the quarter and an increase of 88 percent in the 12 months. Most of the growth, of course, is due to the LIG transaction, which closed on April 1, 2004, and accounted for $10.8 million of gross margin in the quarter and $27.7 million for the full nine months it was owned. $7.9 million of the growth in the full year period is attributable to the DEFS assets that we acquired on June 30th, 2003. We all saw significant organic growth particularly in the treating business, which increased plants and service by 42 percent in the period from December 31, 2003 to the end of 2004. We will continue to see growth in treating plants placed in service, some of which will be pursuant to the Graco Operations acquisition we completed in January, 2005. Today we have 91 plants in service or under contract and an additional inventory of over -- more than 20 units, which provides us with a significant competitive advantage in soliciting new treating business.

Treating growth accounted for $9.1 million of the margin growth from 2003 to 2004. Treating margins include the margins from the Seminole plant which was one of the DEFS assets that we acquired 2003. And it contributed $4.5 million to the margin expansion year over year. The other -- the balance of that increase was due to higher volumes and liquids prices at the Seminole plant. Liquids price strength was also a positive factor of LIG again in the fourth quarter. At LIG we have the opportunity in favorable processing markets to increase our level of processing and an unfavorable markets we can bypass processing. This gives us an upside processing opportunity, but lim -- limits our exposure to the downside. Operating expenses increased about nine -- $5.9 million in the quarter to $11.6 million. As you'd expect, this is primarily due to the LIG assets acquired in April and to the addition of treating -- new treating plants and service.

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G&A increased significantly both in the quarter and in the year. You will recall the G&A was capped last year. Without that cap the actual G&A increase for the year would have been about $9.9 million. The bulk of this increase is related to the growth of the partnership, primarily head count related. However G&A costs have also been ac -- impacted by Sarbanes-Oxley compliance work, the expenses associated with selecting and implementing a new enterprise software system and business development costs. These costs added $2.7 million to G&A for the year and $1.1 million for the quarter. We are making significant system improvements, as Barry said, throughout the company, which in compliance with Sarbanes-Oxley, or in conjunction with Sarbanes-Oxley has created the significant nonrecurring G&A costs. We believe these efforts will begin to be significantly reduced after the first half of 2005 and position us to better absorb future acquisitions and other growth with fewer head count additions which should result in G&A improving in the future. Bill, hold on.

OPERATOR

I'm here.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

We've got some callers who are not muted, and we've got some background noise. I'm not sure where it's coming from. But if there's something you can do, we would appreciate it.

OPERATOR

Okay. It's all set.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Thank you. Sorry for that. As I say, we think these will allow us to better absorb head cou -- better absorb acquisitions in the future with lower G&A cost. I think it's also worth pointing out that the G&A cost is a percentage of gross margin before the effect of the cap, is about the same in both 2003 and 2004. In 2003, the partnership incurred charges for stock based compensation which we discussed in the past related to a modification of the stock option program at Crosstex Energy Inc. This charge is no longer being in -- re -- incurred and as a result the cost attributable to stock based compensation decreased significantly from $696,000 in the fourth quarter of 2003 to $235,000 in 2004. For the year stock based compensation decreased from $5.3 million in 2003 to one million in 2004. This charge was and is a non-cash charge to the partnership.

Depreciation and amortization expense increased in both periods due to the higher levels of property plant and equipment on the balance sheet, primarily the LIG and Duke assets. Interest expense increased as a result of increases in debt levels as we finance the LIG acquisition and our other growth capital projects with debt. We had about $40 million of other growth projects in the year of which $23 million was treating related. While our debt is higher our primary measure of our absolute debt level, which is pro-forma debt to EBITDA ratio is a conservative two and a half to one at the end of the year. This conservative level provides us with good flexibility to continue to access the debt markets. Our lending partners continue to signal that significant capital is available to ins -- assist in financing the next growth step. Of course the equity market access also appears to be very good and we would anticipate any future sizable growth step to have an equity component as -- as a key piece of the financing structure. In fact, we're waiting on the final developments in the pending acquisition of 500 miles of South Texas pipeline from Williams detr -- to determine the size -- sizing and timing of our neck equity offering. As most of you probably know, we have been waiting on approval of the spin-down of this asset out of regulated service by deferred for several months now. We are hopeful that we'll have approval to complete this $30 million transaction by the end of this month.

You will see a couple of numbers on the partnership's income statement in this release that in previous releases this year have included in the caption other. We're reflecting an income tax charge for the year of $162,000. This is net of a -- an adjustment to distributable cash flow where you see we reduce it by deferred tax benefit of $190,000, therefore we're calculating a total current tax charge on the partnership of about $352,000. Income taxes of course aren't normal in the partnership. These items relate to the structure of the LIG acquisition in which we actually bought stock that held the assets and we continue to hold that stock to minimize the present value of the income taxes that ultimately will be paid on that acquisition. As that acquired corporation is a taxpayer.

The other somewhat new item is interest of noncontrolling partners and the partnership's net income. This reflects tha fact that this year we're consolidating the investment in our [Denton] County joint venture which previously was accounted for under the equity method, and this reflects the interest of our partners in the income of that entity. You'll also note that depreciation and amortization expense is slightly different between the income statement and the number used in the calculation of distributable cash flow and that is because we do not add back the depreciation associated with the assets in that joint venture in our calculation of distributable cash flow. The decrease in maintenance capital expenditures for the fourth quarter is largely due to reduction in the number of pipeline integrity and pipeline replacement projects versus 2003. We're pleased to have been able to have maintenance capital expenditures come in at such a low level for the quarter and the year.

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MAR. 08.2005/11:00AM, XTEX - Q4 2004 CROSSTEX ENERGY, L.P. EARNINGS CONFERENCE
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In summary, we feel it was a very successful year with distributable cash flow for the year of $42.2 million, an increase of 43 percent. I'll end as I began by saying that the growth and distributable cash flow supported an increase in distributions and dividends to our equity holders of 20 percent to the limited partners and 30 percent to the stockholders of the corporation. Our goal is to continue this growth tra -- trajectory. Now I'll turn the call back to Barry . Thank you Bill. During the remaining time prior to Q&A I want to provide a general overview of activities, a quick update on some of our most recent activities and a look forward. As I do this, you will hear a consistency of focus on organic growth and expansion of our existing asset base. This is possible due to the success of our acquisition and ghost -- growth strategy over the past several years. Crosstex now has the asset infrastructure and critical mass to pursue an aggressive strategy of organic growth to compliment and enhance our acquisition growth. We expect the organic growth strategy -- we expect the organic growth strategy to produce returns at least equivalent to those we've enjoyed with our acquisitions and in -- and that internally generated projects will be more accretive to earnings per dollar of investments than an acquisition in today's environment. As we go forward, we will diligently pursue the development of projects similar to the 122-mile North Texas pipeline that we recently announced that will serve the rapidly growing Barnett Shell producing area. Additionally, our Treating Division will continue its organic growth program by expanding its reach into new geographic regions and expanding its customer base.

To look at our organic growth projects the corner stone of our current work is our 20 -- 122-mile North Texas pipeline. This pipeline will serve the rapidly growing Barnett Shell producing area by providing initially 250 million cubic feet a day of capacity out of the production area and provide market access into the key market area of the midwest U.S., via Natural Gas Pipeline Company of America as well as the key trading hub of [Carbage]. Additionally, we have access to Houston Pipeline, one of the largest intra-state pipelines in Texas. The opportunity to build this pipeline is a result of drilling success that has over the last five years allowed the Barnett Shell to become the largest gas field in the state of Texas. As a result, it has outgrown the existing midstream infrastructure to get gas out of the area. To quantify this, volumes have grown in the last five years from approximately two to 300 million cubic feet a day to -- to approximately one Bcf a day today.

The capacity of the midstream infrastructure to serve this area is about one Bcf a day. Current projection by -- projections by producers show that this field will ultimately produce two to three Bcf a day and will necessitate the -- the increase in infrastructure from -- for midstream facilities. Crosstex is thankful to be part of this play and excited about the opportunity in the future. The anchor tenant for our project is Chief Oil and Gas, who is the second largest producer in the Barnett Shell only to them. Other key producers includes XTO, Chesapeake, EOG, EnCana, and several other significant independence. The quality and size the producers now dominating the play will ensure that this project continues to develop as expected. Crosstex's project ultimately has the capacity of 375 million cubic feet a day if the opportunity arises for additional throughput.

Our second largest opportunity for -- for organic growth is in our Treating Segment. In our Treating Division, we are continuing to see excellent and an increasing rate of organic growth. This is the result of -- of production companies expanding their ex -- their exploration efforts into deeper often lower quality horizons in search of significant reserves. Additionally, pipeline companies continue to strictly monitor and enforce their established quality specifications. This necessitates the treatment of the gas before entering the pipeline. In 2004, we had the opportunity to invest approximately $23 million in growth capital. We expect to be able to accomplish similar if not stronger growth in 2005.

We're off to a great start with the nine million dollar acquisition of the Graco Operations in the first week of the year. This is an excellent transaction for us, as Graco had been in the treating business for more than 20 years and one -- was one of our key competitors. Graco had one of the largest inventories of plants, with a total of 25 plants, including seven plants in operation. We're happy to have Lonnie Gray, the founder of Graco join us and bring his industry knowledge and relationships with him. With the addition of the Graco assets, as Bill mentioned, with our strong start to 2005, we now have over 90 plants in operation and an inventory of approximately 25 plants. Without a doubt our Treating Team has done a terrific job of growing this business segment and we look forward to what they're going to do in 2005.

Looking at our LIG assets which we've now owned and operated since the beginning of April, with our acquisition from AEP, they continue to perform better than -- than projected by essentially all measures. As I said earlier, this is a result of great work of the LIG employees and all of the employees in our Eastern Division. Our gas supply development efforts are going extremely well, as we've connected over 100 million cubic feet a day of new wellhead gas in the last ten months. Additionally we've enhanced our sales arrangements with several existing customers by extending terms, expanding margins, based on additional services provided, and increasing volumes and market share. Additionally, we've begun service to key sales customers that were not being served prior to our acquisition. Overall, thoughput has increased approximately ten percent or 60 million cubic feet a day. Operationally, we've all accomplished significant improvements in our liquids recoveries and our fu -- fuel efficiencies at the two largest plants.

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In our processing facilities we have contracts, as Bill mentioned that would let us benefit from the upside of processing opportunities without having all of the downside. With the combination of these improvements we are now able to aggressively pur -- pursue gas volume for processing and have increased process volumes from 263 million cubic feet a day in the second quarter at the time of our acquisition, to 317 million cubic feet a day up almost 20 percent or 50 mill -- 54 million cubic feet a day in two quarters. Almost one year into the ownership of LIG, we are now very focused on the organic growth or expansion of our asset base here in Louisiana. As we look forward we believe the LIG System, being the largest intrastate system in the state, will provide excellent opportunities for growth and could become the fuel for our 2005 and 2006 organic growth opportunities.

Now moving to South Texas where our asset base here continues to provide consistently strong results. We are also continuing to achieve organic growth in these key assets. On our CC&G System we have strong volume growth, driven by both ends of the pipe with new well head volumes and additional gas sales opportunities. Our volumes year-over-year are up 32 percent. This is primarily the result of our Hawkins Lateral, which we mentioned before, a nine million -- a nine mile extension that was built in the late 2003. With the -- pipeline has capacity of approximately 80 million cubic feet a day and is today running at -- at capacity. As a result, we are now looking to expand capacity by doing some looping and tying the system back into several -- into other o -- outlets on our pipeline.

On our Vanderbilt System, which was acquired in December of 2002, our year-over-year volumes were up almost 50 percent. We have expanded our relationship with key industrial market off of the Vanderbilt System and continue to see great, great volume increase as we've added new rich supply to the -- to the system we've grown from 35 million cubic feet a day, flowing on Vanderbilt System, in December of 2002 to today we're flowing over 110 million cubic feet a day.

On our Gregory System we continue to be supply challenged. This is one system where we've seen volume down 12 percent year-over-year and we continue to work very hard to overcome the decline that we've seen there. We continue to be optimistic in near term drilling and expect to see approximately 15 wells added to the system, bringing 40 to 50 million a day for new production in 2005. Additionally, we're working on a package of gas and existing gas that is -- off of us -- a lateral that we have acquired recently and we would look for this system to bring an additional 10 to 15 million cubic feet a day of new production. With the combination of those opportunities we hope to overcome the Gregory shortfall and improve the overall performance of the Gregory asset.

Additionally, one other system that is down year over year is our Gulf Coast System. We have actually moved a significant portion of the gas on the Gulf Coast System that was rich and unprocessed before we moved it over into the Vanderbilt System and which represents a part of the Vanderbilt increase. So we see a decrease in Gulf Coast and increase in the Vanderbilt volumes. Additionally, we have seen a decrease in one of our significant sales. That being to Intex and the city of Houston as a result of some pipeline integrity work they have done. They are no longer able to take gas from us on one of their key systems, as a result, our sales have decreased into the Intex market.

Also in South Texas, as Bill mentioned, we continue to work very diligently on the Transco acquisition. We do believe we will see this come to conclusion in March. We believe that we will get addressed on the late March docket of FERC and we're very hopeful that we're able to add these -- this 500 miles of Transco pipeline to our overall South Texas assets.

Other key assets that I want to address quickly. On our Arcoma System we continue to see good supply development and year-over-year throughput increase of -- of 46 percent from 13 million a day to 19 million cubic feet a day. We have system -- system capacity and compression for 34 million cubic feet a day and expect to see additional throughput increase throughout 2005 with drilling by several key producers in this exciting play. Also in our Mississippi System, we have essentially flat volumes year-over-year but have seen significant expansion of margins by providing additional services. We've set four treating plants on the system as part of a CO2 remediation project and see that there will be additional opportunities as we go forward on the Mississippi System.

Let me summarize and close by saying we're thankful to be able to present a great fourth quarter and year end 2004 results. We also believe we have begun 2005 in a great position to sustain our extraordinary growth and performance. We also intend to continue sharing this growth with our unit holders and shareholders through increased distributions and dividends as we've done every quarter since going public. Our results support what we said many times. Crosstex is about building a great company that will last. We are thankful for your support of Crosstex and your capital which allows us to continue our vision of building a great company. With that, I'd like to wrap up our prepared comments and turn the call back to our operator to facilitate the answering of any questions and Bill and I will be ha -- happy to answer them.

QUESTION AND ANSWER

OPERATOR

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MAR. 08.2005/11:00AM, XTEX - Q4 2004 CROSSTEX ENERGY, L.P. EARNINGS CONFERENCE
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[Operator Instructions] David Fleischer, Kayne Anderson

DAVID FLEISCHER  - KAYNE ANDERSON CAPITAL ADVISORS - ANALYST

Hi Barry. I guess what I'd love to hear you address, first of all, the Barnett Shell Project. You talked about it -- was 24 inch pipe. Has the decision been made not to upsize it to 30-inch pipe? Where are you -- or is that decision still ahead? Is it possible that that might be a bigger project? And maybe can you also review for us just the timeline on the product, when the dollars get spent over the course of the year and what initial volumes you expect January one of next year and therefore how those would escalop over time?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Yes, David, a decision has been made. We will stay with the 24-inch pipe. In fact, we -- we are -- we are solid on that. We've -- we've moved forward with the pipe order, etcetera . So when we looked at it, we felt like that the ability to go to 375 million cubic feet a day with compression was -- was sufficient to meet what -- what our expectations are in the future. I guess I'd say it would be a -- it would be a good problem if we ultimately wished that we had built something larger. But certainly it's less expensive to increase capacity with horse power than it is with additional steel in this case. And so we will go with the 24-inch. Our timing, we are very diligently pursuing the Right of Way acquisition.

It's interesting, yesterday there was an article in the "Wall Street Journal" about the -- the -- how hot the job of a Landman is and Right of Way agents is right now with the -- the Barnett Shell play. I guess when it hits the -- the "Wall Street Journal" it becomes an interesting situation. But we certainly have a full time of Right of Way people and Landmen working very diligently to acquire rights of way. We expect to be in a position to begin construction late summer. Let's say around August. And we would expect to initiate flow January 1, 2006. Our current projections are that we would have approximately 200 million cubic feet a day of contracted throughput by start date. And we still believe that's a -- a reasonable expectation. Our hope is that we'd have the pipeline full with incremental, if you will, interruptible or short -- short-term contracts at 250 million a day.

DAVID FLEISCHER  - KAYNE ANDERSON CAPITAL ADVISORS - ANALYST

Okay. I guess I just follow up by asking, were the incremental customers just not willing to sign up for, the incremental capacity, that, therefore you took the lower risk approach with -- with the pipeline that was justified, or capacity that you had? And what is the competitive environment for supply here for Barnett Shell?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

David, that's a tough thing. We're asking people to do here is basically sign up long-term and commit to a firm transport agreement which requires a demand charge, a monthly demand charge, and that's a little outside the -- the norm for producers. And so what we find is -- is many of them take significant time to make that decision. Ultimately I think that we will end up with, more significant volume commitments and maybe the full 200, 250 or maybe even more. Maybe we are -- by the time we finish construction, we're already adding compression, expecting to go to 375. But we had to pull the trigger on -- on something to stay on the timelines. Steel is very key component. The actual pipe. And we wanted to make sure we do not take too much risk on that order in terms of its timeliness and its cost. And so we had to go with what we had in hand. And we chose to do that with a 24-inch.

I mean, from as far as competition, we believe that basically everything is full coming out of the Barnett Shell right now. In fact, there's some gas that is constrained as a result of the limitations of capacity. As you know, I'm sure the energy transfer is one of the key ways out of there. With their [Toughco] assets and the expansions they've done, they have announced a project that will add 350 to 400 million cubic feet a day of -- of capacity out of there. And with their at most joint venture. So right now, the incremental capacity is primarily coming from their project and our project. If you do the math, if we're at one Bcf of production and capacity and pipeline capacity right now. So let's say we're pretty close to -- to flush. Our 375 and their roughly the same amount gets us an additional three quarters of the Bcf or roughly 800 million cubic feet a day. And I think based on the producer's expectations in the next two to three years we could see that filled and additional capacity needed. As a result, we're in the play in a big way and we will continue to look at how we can take advantage of those opportunities as they grow.

DAVID FLEISCHER  - KAYNE ANDERSON CAPITAL ADVISORS - ANALYST

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Thanks, Barry .

OPERATOR

Ron Londe, A. G. Edwards.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

Hi. Yes, Thanks. You talked a little bit about the Gulf Coast transmission, some of those volumes going on to Vanderbilt. Can you give us a better idea how much of those volumes were -- were transferred on to Vanderbilt?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

We actually moved, Ron, about 30 million cubic feet a day of -- of what was rich gas moving on the Gulf Coast System. And actually, depending on how we looked at it, it was between 20 and 30 million cubic feet a day of total volume that moved from one system to the other.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

Can you give us an idea of what the timing for recovery in the Gregory gathering would be? You mentioned this 15 wells, plus some other lines that are coming in. Is there a time horizon there?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Yes. We -- but let me go back, I guess, kind of complete the connection there.
I mean, the Gregory System is up significantly from where we acquired it. I mean, you go back just three or four years ago and the system was moving 75 million cubic feet a day. We were able to grow it by, the end of 2002, early 2003 to having 140 million cubic feet a day of co -- of gas available. And so we expanded it from a 90 million a day to 150 million a day facility. We've since seen the volumes decline and, that decline is to a current volume of around 125 -- Bill, is that the right number? Yes. So we've declined, if you will, from a peak of around 150 million back down to 125. So to reverse that and, lets say get back to 150, I think the timing, Ron, is within the next six months that we see the combination of those 15 new wells that potentially could add 40 to 50 million. And the oth -- the other project that we're working on that could add another 10 to 15 million. I would say based on my history of -- of projections, we would be real happy to see 25, 30 million a day, or getting back to the 150 within the next six months.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

You talked a little bit about the intakes pipeline integrity situation. Is that permanent or is that -- do you expect that to go away after a while and recover?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

No. We will not regain that opportunity to serve the Intex System. That particular system, they have -- and we -- we really don't know the details other than they have communicated to us that it just is no longer a -- a part of the system that they can utilize and take gas from us. So we don't anticipate that they will replace it or do anything that will allow us to go back to service there. We are always looking for additional ways. We've got great relationship there. I think there's significant opportunity if we can find a way to extend our system into their facilities at a -- at a good place.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

So that -- that gas you're marketing now, what are you -- where is that going to go?

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BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

We actually moved that volume into the large industrial market that -- that we've been working with now for a couple of years. It was basically a -- well a minimal market. I think we're moving ten to 15 million a day, and we've expanded that sale up to 100 million a day going into a large industrial on the Gulf Coast. So, essentially, we've replaced the Gulf Coast volumes into the Vanderbilt System and the sale that was going to Intex off the Gulf Coast System has now become a sale off of Vanderbilt. It's almost an equal volume exchange, if you will.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

Are the margins similar there?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Better margins, as a result of the processing and the sale opportunity. Actually, on the total stream, Ron, it probably is about a wash. On part of it, the part that has the processing associated with it, we have better margins. I just add that our margins are significantly better on the -- on the combined operations of the two systems, Vanderbilt and Gulf Coast added together when you look quarter-over-quarter. There's a -- there's an increase in margin on the two systems of around a million dollars.

RON LONDE - A.G. EDWARDS & SONS - ANALYST

Okay. On -- just to switch gears a little bit, on the G&A costs, $2.7 million associated with new computer system. That's not going to recur? And I assume the outside consultants relate to -- does that relate to M&A activity? Or what does that relate to?

BARRY DAVIS - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

The consultants that are referenced in the release are primarily related to -- the outside consultants are primarily related to Sarbanes-Oxley compliance work. We haven't measured our own internal cost for Sarbanes-Oxley compliance. That's just our third party cost for Sarbanes-Oxley compliance. It was hugely expensive, as you can see. And then on the computer installation, certain aspects of that work is -- is being capitalized but a portion of it is not capitalizable so you're seeing some expense come out of that. Does that answer your question, Ron?

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

Yeah. Just one more. On the maintenance CapEx, what are you looking for for '05?

BARRY DAVIS - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

If we were to -- to project a number right now, we'd probably expect to it come in two to three million dollars higher than what we've got in the '05 or in the '04 results.

RON LONDE  - A.G. EDWARDS & SONS - ANALYST

Okay. Thank you very much.

OPERATOR

John Tysseland, Raymond James.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

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Hello, John.

JOHN TYSSELAND  - RAYMOND JAMES - ANALYST

Good morning. Just a couple questions. Volumes on LIG, I have seen -- seen an increase since you acquired those. What are you seeing in drilling activity there? Or is it just that their in a -- a better operator at this time?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

I think it's both, John. I think the answer is both. Certainly we're seeing better drilling activity in South Louisiana, I think. Let me just say this, we've seen very strong drilling activity especially from a couple key producers in that area. I think we're also doing a -- a very good job of reaching out and more aggressively and pro-actively going to the gas that's developed maybe than AEP was. And it was basically a philosophy of AEP to -- to not pursue it, to have it come more to them. But we're really excited about we're seeing there from a development standpoint and actually, we're probably more excited about we see in the future than even -- then even what we've been able to do in the past. We see some real key exploration success just off of the system that could add additional volumes in the -- in the near future, in the next 60 days. If I could add one story to that. I was -- happened to be on a phone call with the Louisiana producer the other day who happens to be a state senator. And he was talking to another person on the conference call who didn't know about us. And he's made the comment, prior to LIG being acquired by Crosstex this was not a system that producers wanted to use. Now this is the system that -- that is user friendly and producers want to use it. So that's just a little bit of a story of how things are being viewed in Louisiana now.

JOHN TYSSELAND  - RAYMOND JAMES - ANALYST

That's -- that's helpful. On -- I didn't quite catch the G&A discussion. I know Ron had just talked about it. But did -- what's -- what's a good run rate, I guess? Or what -- what are you looking for as far as temporary costs or one-time costs in the fourth quarter? And what do you think that would be in the first quarter including your, I guess the closing of the acquisitions of the Harrison County interest and Graco?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Well, in terms of run rate going forward, we think if -- if you shave something like $1.5 million off the fourth quarter results that will be -- be about what we see in our G&A going forward. Absent significant improvements and other operating results -- and I don't want to get too complicated here, but I think everyone here knows that our bonus program has a -- as a compo -- is driven by return on investment and as returned on investment the bonus goes up. And that can cause -- that has a significant impact on G&A and so I would -- I would offer that as -- as a G&A run rate absent a -- an improvement in return on invested capital. That would drive the bonus up.

JOHN TYSSELAND  - RAYMOND JAMES - ANALYST

Do you -- do you guys expect to give 2005 guidance at -- at any point in time when you guys feel comfortable or -- or when you -- when you have a good handle on what you expect for the year?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

We're -- our plan has been to do that at the analyst conference later this month, John.

JOHN TYSSELAND - RAYMOND JAMES - ANALYST

Okay. Excellent, guys. Thank a lot.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

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Let me just say for anyone -- anyone on the call, we will do that at the analyst conference. And then also give that guidance publicly, and Bill, I don't know, would the -- would the intent be to do a conference call in conjunction with that? Yes. So and that would be late March.

OPERATOR

Mark Easterbrook, RBC Capital Markets

MARK EASTERBROOK  - RBC CAPITAL MARKETS - ANALYST

Hi guys. I had a bunch of questions and several have been taken. Just the Treating Segment growth. You guys just made a large acquisition. What kind of growth can you get out of that in 2005?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Well the way we look at the Graco deal, Mark, was it was immediately a -- a seven plant growth for us. Seven plants in operation. And then quite frankly, the remainder of the 18 plants that we acquired from Graco, we see will be put into service as part of our organic growth in 2005. And so, probably with or without Graco we would have seen a similar number of plants in service. And my guess is, that we may see a -- a ten percent or 15 percent increase in plants installed in 2005 as a result of having the plant inventory versus if we would have had to acquire those plants one -- one at a time or build them. So it will improve our growth, but it -- maybe to the tune of ten to 15 percent.

I think our market share has been high enough in this Treating business that we really didn't acquire Graco on the basis of increasing our market share or opportunity. We will have exposure to a few relationships and a few geographical areas that we weren't in before. But, again, I think that maybe instead of building and installing 45 new plants, maybe we install 50 new plants in 2005, or 40 versus 45. Something in -- in that magnitude.

MARK EASTERBROOK  - RBC CAPITAL MARKETS - ANALYST

And the 74 plants that you had in service at the -- at quarter's end, did that include anything from the acquisition or was the acquisition --?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

That number would have been 81, on January 4th, with the Graco and then, as Bill said, we're now at 91, I believe. And either under contract or in operation. All right. So, you can see the additional ten plants that we already have in progress in 2005.

MARK EASTERBROOK  - RBC CAPITAL MARKETS - ANALYST

Then last question, sorry, growth CapEx number for 2005, you probably mentioned that at the MLP conference last week, but what -- what are you guys looking for in terms of CapEx for this year?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Well, we'll cover that in our guidance in -- in -- in -- at the end of March. But right now we -- we -- we -- the number that we have is similar to the expenditures that we had in '04 which aggregated around $40 million of growth CapEx.

MARK EASTERBROOK  - RBC CAPITAL MARKETS - ANALYST

Okay. Thanks.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

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And that's just our ongoing projects, including treating plants plus the -- the
-- the expanded line connections and so forth that we do in the midstream area. Mark, the way we -- we look at that, is you take that $40 million and then you add to it the Transco, which we don't -- until it's a done deal, we won't have it in the guidance and in our projections. But Transco, we would expect to add 30 million on acquisition, and probably, another five to ten million in the 12 months that follows just to make the connections and the immediate opportunities that we see there. Additionally, the Barnett Shell project certainly is another significant CapEx that's not reflected there. So in total, you would expect it to be somewhere in the $175 million range, including the Barnett Shell treating or organic growth and the Transco project.

MARK EASTERBROOK  - RBC CAPITAL MARKETS - ANALYST

Okay. Thanks.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Which we hope, by the time we give guidance, we will be able to include all that in here. And I think the on thing that will be -- to be determined is the what PERC does on the Transco project.

OPERATOR

[Operator Instructions] Eve Siegel, Wachovia

EVE SIEGEL  - WACHOVIA SECURITIES - ANALYST

Thanks. Good morning. Guys I have just have a quick question. How meaningful is -- is marketing profit to you all? And with the expansion of the infrastructure that -- that you're doing, does that give you additional opportunities and sort of how do you -- how do you think about marketing within the context of your gross?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

When you say marketing needs, are you talking about what we prefer -- refer to as our producer services operations, which is our off system volumes?

EVE SIEGEL  - WACHOVIA SECURITIES - ANALYST

Exactly, yes.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Well we -- that's generally -- and we report that in the line on the income statement called profit on energy trading activities. It's included in that $2.5 million for the 12 months. It's approximately two million of that 2.5 million. It's about that size on a year in, year out basis. We have not committed any resources to expanding that. We're on a maintenance mode in that business basically servicing some -- some legacy customers there that we've provided services to for a long time.

EVE SIEGEL  - WACHOVIA SECURITIES - ANALYST

Okay. But do -- do you also think about it in terms of arbitrage opportunities where it's not necessarily the producer services that you're doing, but essentially -- because you have the pipeline infrastructure being able to perhaps realize some -- some profit on just basis differentials?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR
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Eve, let me -- let me add something to that. I -- Absolutely. We recognize now, moving 1.6, 1.7 Bcf a day and having access to all of the -- the pipes that we do and the opportunities to, for fairly low risk, in fact very low risk arbitrage, that it's something that we are -- are starting to look at. In fact, we do have some resources focused right now on developing some relationships there. It does conflict a little bit with our kind of, stick to the core of providing value-added services. So we -- we struggle a little bit with how aggressive to be on that. I think when you see our Barnett Shell project, I mean we -- we will end up with a couple hundred million cubic feet a day of -- of new opportunity, if you will, to layer on some additional margin all be it small on that size of volume, it can be significant by providing some market services. Same thing on the Transco assets. Another 200 plus million cubic feet a day. So you've got an addition of almost a half a Bcf. I think the answer is yes, we are looking at it. It is possibly something that -- that could add additional margin for us in the future. But it will be very conservative, and we will continue to look at it as only to be offered and only be done in areas where we really believe we're bringing something to the table, some kind of value. Whether it be arbitrage or real service value.

EVE SIEGEL  - WACHOVIA SECURITIES - ANALYST

Okay, great. I appreciate it.

OPERATOR

David Fleischer, Kayne Anderson

DAVID FLEISCHER  - KAYNE ANDERSON CAPITAL ADVISORS - ANALYST

I thought I'd just come back. You had mentioned in your comments, Barry, the focus on organic growth. You went through a number of areas as you talked. I just wanted to ask you to go back and talk big picture. Maybe address it from the perspective of how you view overall the market opportunity for first dollar projects for you and how sustainable do you see the organic opportunities for you, given your footprint out there?

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

Well, David, I can't tell you how thankful we are to -- to have the Barnett Shell Project, because it is -- it is the cornerstone, if you will, of the organic proj -- projects we're working on. Not only is it, $97 million today and -- but we think it will provide, if you will, the platform for continued opportunities as the Barnett Shell expands. One of the things that -- that you have to realize is that the current productive area in the Barnett Shell is a fraction of the size of what is -- is currently expected for the overall area productive area to be. In fact I think it's somewhere in the range of 400 square miles current -- or -- or 4,000 square miles currently and expected to grow to maybe 70,000 square miles. And so we would expect that to become a platform for the future. Maybe that's for the next three to five years that we see expansion opportunities there.

Second would be the North -- the North and South Louisiana areas. We're seeing there the same thing that's occurring in the Barnett Shell. New production technics, new technology is expanding deliver-abilities in certain areas, and over-loading the infrastructure and we have the largest asset in Louisiana currently. It really should be the foundation, if you will, for expansion in the future. I expect that over the next 24 to 36 months, that will be a primary driver for our organic growth. We have several identified and developing projects in that area that I think you will see -- you will see occur over the next 24 months.

It's hard for us to look out beyond say that period of time that I just talked about, the 24 to 36-month period, we'll wait and see beyond that, David. But I think we certainly have enough of it -- enough opportunities right in front of us with that. And continuing our development in Treating and in South Texas. That said, we would look very aggressively at a -- an opportunity to expand geographic focus into something, like the Rocky Mountain area. And so if we see an opportunity there -- one way we could do that is -- is in the Treating business. We would very much like to -- to expand our focus there maybe with a large treating plant acquisition or grass roots project. And then that could become, if you will, the cornerstone to expand in that area.

DAVID FLEISCHER  - KAYNE ANDERSON CAPITAL ADVISORS - ANALYST

Okay. Thank you.

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OPERATOR

[Operator Instructions] Gentlemen, at this time you have no further questions. Ladies and gentlemen, this concludes your question and answer session. I would now like to turn the call back over to your host for today's call, Mr. Barry Davis, for closing remarks.

BARRY DAVIS  - CROSSTEX ENERGY, L.P. - PRESIDENT, CEO, DIRECTOR

We again thank you for your continued interest. We look forward to reporting, as Bill mentioned, the guidance here in the next couple of weeks for 2005 and our first quarter 2005 call in which we hope to continue to provide great results. Again, thank you for -- for participating in the call.

OPERATOR

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

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